NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. ANNOUNCES SECOND QUARTER FISCAL 2005 SAME-STORE
SALES AND ESTIMATED DILUTED EARNINGS PER SHARE

MARYVILLE, TN – December 8, 2004 – Ruby Tuesday, Inc. today announced that second quarter fiscal 2005 same-store sales at Company-owned Ruby Tuesday restaurants decreased 8.6%, while same-store sales at domestic franchise Ruby Tuesday restaurants decreased 5.1%. As a result, the Company now estimates diluted earnings per share for its second quarter will be $0.30. Based on the environment and the Company’s various initiatives, the Company did not re-iterate previously issued guidance or re-issue guidance for the balance of fiscal 2005.

Sandy Beall, the Company’s Chairman and CEO commented, “Our same-store sales for September, October and November at Company-owned restaurants were down 8.9%, 8.7% and 8.1%, respectively. We believe that, in addition to general economic conditions, the soft sales performance is being driven by decisions made in conjunction with our Spring menu and our lack of advertising and promotional presence as compared to our competition. We estimate that 4.0-6.0% of the same-store sales decline for the quarter resulted from less couponing.

With regard to our menu, research indicates we are at least at parity with our primary competitors in terms of key attributes. Despite this, we believe we had an issue with some portion sizes and value resulting from decisions we made in conjunction with our menu released last Spring. However, we corrected these with our August menu and by increasing additional portions this Fall. We will introduce our Winter menu January 18th, which we believe has the best portions and value, as well as the most unique items, that we have ever had.

The other factor we believe is contributing to our softer sales is our lack of material advertising and/or promotional presence. We know we have dramatically negatively affected same-store sales by greatly reducing our only form of promotion (coupons) as we transition to media advertising like our competition. After ninety days of our brand building television advertising, we have seen solid increases in brand awareness. As we go forward, our advertising will transition into being more food based and deliver more of a call to action. Advertising will play an increased role in driving same-store sales, especially during times like these when we believe there are fewer customers in our category being chased by increased advertising dollars and promotional messages.”

        “We are disappointed with our same-store sales performance, but we have a solid management team with high morale and low turnover. We are focused on and investing in our food through increased value and portions and increasing advertising to return to positive same-store sales growth. In our case, it is a sales challenge, thus we remain focused on doing everything we can do to drive same-store sales.”

The Company will host a conference call which will be a live web-cast tomorrow morning, December 9, 2004, at 8:30 Eastern Standard Time. The dial-in number for the live call is 201-689-8354 (no password required). The call will also be available live at the following websites:

http://www.fulldisclosure.com
http://www.rubytuesday.com

The call will be archived at www.rubytuesday.com through December 16, 2004. A dial-in replay will be available shortly after the call. The dial-in number for the replay is 201-612-7415. The conference account number is 5700 and the conference call ID number is 127690. This replay will be available through December 13, 2004.

The Company will release second quarter financial results on January 5, 2005 and host a conference call the following morning.

For more information, contact:
Price Cooper	Phone: 865-379-5700

Special Note Regarding Forward-Looking Information

This press release contains various “forward-looking statements” which represent the Company’s expectations or beliefs concerning future events, including one or more of the following: future financial performance and unit growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, and payment of dividends. The Company cautions that a number of important factors and uncertainties could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: changes in promotional, couponing and advertising strategies; guests’ acceptance of changes in menu items; changes in our guests’ disposable income; consumer spending trends and habits; mall-traffic trends; increased competition in the casual dining restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; guests’ acceptance of the Company’s development prototypes; laws and regulations affecting labor and employee benefit costs; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability of capital; impact of adoption of new accounting standards; effects of actual or threatened future terrorist attacks in the United States; and general economic conditions.